Exhibit 99.2

BUNGE LIMITED
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On January 26, 2010, Bunge Limited (“Bunge”) and two of its wholly owned subsidiaries entered into a definitive sale and purchase agreement (as amended, the “Agreement”) with Vale S.A., a Brazil-based global mining company (“Vale”) and an affiliate of Vale, pursuant to which Vale agreed to acquire Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (“Fosfertil”), for approximately $3.9 billion in cash (the “Transaction”). The consideration is subject to a post-closing adjustment based on working capital and net debt, as provided in the Agreement. The Transaction closed on May 27, 2010.

Under the terms of the Agreement, Vale acquired Bunge’s 42.3% interest in Fosfertil, as well as Bunge’s wholly owned phosphate mines, related production facilities and certain joint venture interests in Brazil. Bunge retained its retail fertilizer operations in Brazil and entered into a phosphate product supply agreement with Vale with a term that expires on December 31, 2012, with an option for Bunge to extend it for one additional year. The supply agreement will provide for minimum annual purchases of certain phosphate products by Bunge from Vale.  Pricing, including discounts, under the supply agreement is reflective of price terms in existence prior to the Transaction. Bunge’s existing phosphate product supply agreement with Fosfertil is not affected by the Transaction. In addition, a transition services agreement was entered into between the parties pursuant to which Bunge will provide administrative services to Vale for a fixed monthly fee. The transition services agreement will expire on December 31, 2010 unless previously terminated in accordance with its terms and may be extended for one year by mutual agreement of the parties. Bunge also retained its fertilizer operations in Argentina and the United States, and its 50% stake in its joint venture with Office Chérifien des Phosphates in Morocco.

The accompanying unaudited pro forma consolidated balance sheet of Bunge as of March 31, 2010 is presented as if the Transaction had occurred on March 31, 2010. The accompanying unaudited pro forma consolidated statements of income of Bunge for the year ended December 31, 2009 and for the three months ended March 31, 2010 are presented as if the Transaction had occurred on January 1, 2009. In order to derive the pro forma financial information, the historical results of Bunge have been adjusted to eliminate the assets, liabilities and results of operations of Bunge’s fertilizer nutrients business, including Fosfertil, which has historically been consolidated by Bunge. Pro forma adjustments are described in the notes to the unaudited pro forma consolidated financial statements. No pro forma adjustment has been made for the use of the proceeds from the Transaction.

The pro forma adjustments are based upon available information and certain assumptions that Bunge believes are reasonable under the circumstances. The actual amounts could differ. The unaudited consolidated pro forma financial information is for informational purposes only, and is not necessarily indicative of the operating results or financial position that would have been achieved had the Transaction been consummated on the dates indicated, and should not be construed as representative of Bunge’s future results of operations or financial position.

The unaudited pro forma financial statements should be read in conjunction with Bunge’s consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2009 in Bunge’s Annual Report on Form 10-K for the annual period ended December 31, 2009 and Bunge’s consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the quarterly period ended March 31, 2010 in Bunge’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

BUNGE LIMITED
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2010
(Unaudited)
(U.S. dollars in millions, except share and per share data)

	Historical	Adjustments		Pro Forma

Net sales	$10,345	$(365)	(a)	$9,980
Cost of goods sold	(9,800)	287	(a)	(9,513)

Gross profit	545	(78)		467

Selling, general and administrative expenses	(347)	25	(b)	(322)
Interest income	19	(4)	(c)	15
Interest expense	(78)	1	(c)	(77)
Foreign exchange losses	(50)	5	(b)	(45)
Other income (expense) - net	-	(1)	(b)	(1)

Income from operations before income taxes	89	(52)		37
Income tax (expense) benefit	(9)	18	(d)	9

Income from operations after income taxes	80	(34)		46
Equity in earnings of affiliates	-	(1)	(e)	(1)

Net income	80	(35)		45
Net (income) loss attributable to noncontrolling interest	(17)	18	(f)	1

Net income attributable to Bunge	63	(17)		46
Convertible preference share dividends	(19)	-		(19)

Net income available to Bunge common shareholders	$44	$(17)		$27

Earnings per common share - basic
Earnings to Bunge common shareholders	$0.31			$0.19

Earnings per common share - diluted
Earnings to Bunge common shareholders	$0.31			$0.19

Weighted-average number of common shares
Basic	140,112,091	140,112,091

Diluted	141,286,541	141,286,541

See accompanying notes to pro forma consolidated financial information.

BUNGE LIMITED
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009
(Unaudited)
(U.S. dollars in millions, except share and per share data)

	Historical	Adjustments		Pro Forma

Net sales	$41,926	$(1,243)	(a)	$40,683
Cost of goods sold	(40,722)	1,627	(a)	(39,095)

Gross profit	1,204	384		1,588

Selling, general and administrative expenses	(1,342)	50	(b)	(1,292)
Interest income	122	(32)	(c)	90
Interest expense	(283)	7	(c)	(276)
Foreign exchange gains	469	(160)	(b)	309
Other income (expense) – net	(25)	(8)	(b)	(33)

Income from operations before income taxes	145	241		386
Income tax benefit (expense)	110	(82)	(d)	28

Income from operations after income taxes	255	159		414
Equity in earnings of affiliates	80	(2)	(e)	78

Net income	335	157		492
Net loss (income) attributable to noncontrolling interest	26	(42)	(f)	(16)

Net income attributable to Bunge	361	115		476
Convertible preference share dividends	(78)	-		(78)

Net income available to Bunge common shareholders	$283	$115		$398

Earnings per common share – basic
Earnings to Bunge common shareholders	$2.24			$3.15

Earnings per common share – diluted
Earnings to Bunge common shareholders	$2.22			$3.12

Weighted-average number of common shares
Basic	126,448,071			126,448,071

Diluted	127,669,822			127,669,822

See accompanying notes to pro forma consolidated financial information.

BUNGE LIMITED
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2010
(Unaudited)
(U.S. dollars in millions)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$473	$3,452	(i)	$3,925
Trade accounts receivable	2,368	5	(l)	2,373
Inventories	3,890	78	(l)	3,968
Deferred income taxes	244	(40)	(j)	204
Current assets held for sale	1,055	(1,055)	(g) (j)	-
Other current assets	3,327	17	(j) (l)	3,344

Total current assets	11,357	2,457		13,814
Property, plant and equipment, net	4,653	-		4,653
Goodwill	991	-		991
Other intangible assets, net	205	-		205
Investments in affiliates	586	-		586
Deferred income taxes	948	-		948
Non-current assets held for sale	1,964	(1,964)	(g) (j)	-
Other non-current assets	1,846	-		1,846
Total assets	$22,550	$493		$23,043

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short term debt	$355	$-		$355
Current portion of long-term debt	288	-		288
Trade accounts payable	3,285	106	(l)	3,391
Deferred income taxes	95	-		95
Current liabilities held for sale	533	(533)	(g)	-
Other current liabilities	2,373	55	(l)	2,428
Total current liabilities	6,929	(372)		6,557

Long term debt	3,544	-		3,544
Deferred income taxes	112	-		112
Non-current liabilities held for sale	308	(308)	(g)	-
Other non-current liabilities	784	-		784

Shareholders’ equity:
Mandatory convertible preference shares	863	-		863
Convertible perpetual preference shares	690	-		690
Common shares	1	-		1
Additional paid in capital	4,196	-		4,196
Retained earnings	4,008	1,798	(k)	5,806
Accumulated other comprehensive income (loss)	229	(32)	(k)	197
Total Bunge shareholder’s equity	9,987	1,766		11,753
Noncontrolling interest	886	(593)	(h)	293
Total equity	10,873	1,173		12,046
Total liabilities and shareholders’ equity	$22,550	$493		$23,043

See accompanying notes to pro forma consolidated financial information.

BUNGE LIMITED
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

a)
This adjustment reflects the elimination of the net sales and cost of goods sold of the assets sold to Vale.  Cost of goods sold has been adjusted to give effect to the supply agreements by reinstating the purchases made by Bunge’s retained retail business from the disposed assets.

b)
This adjustment reflects the elimination of the selling, general and administrative expenses, foreign exchange gains (losses) and other income (expense) – net, of the assets sold.  Bunge and Vale entered into a transition service agreement under which Bunge will provide transition services through December 31, 2010 to Vale, with such agreement extendable for an additional year by mutual agreement of the parties.  Under the transition services agreement, Bunge will receive approximately $2.8 million monthly.  No adjustment has been made to give effect to the transition services agreement as it is considered to be nonrecurring in nature.

c)
This adjustment reflects the elimination of interest income and expense of the assets sold.  No adjustment has been made to give effect to Bunge’s use of the proceeds from the Transaction as Bunge has not made a final determination as to the use of proceeds, although Bunge expects to use a portion of the proceeds to repay existing debt.  For illustrative purposes only, had Bunge not utilized its revolving credit facilities and utilized a portion of the proceeds of the Transaction to fund its business (primarily working capital) for the periods presented, interest expense would have been lower by approximately $6.7 million and $0.1 million for the year ended December 31, 2009 and the three months ended March 31, 2010.

d)	Represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using the historical statutory rate in effect in Brazil of 34%.

e)	This adjustment reflects the elimination of the equity in earnings of Bunge’s equity method investment in Fosbrasil SA, which was sold to Vale as part of the Transaction.

f)	This adjustment reflects the elimination of the net income or loss attributable to the noncontrolling interest in Fosfertil.

g)	This adjustment reflects the elimination of assets and liabilities attributable to the disposed assets.

h)	This adjustment reflects the elimination of non-controlling interest in Fosfertil.

i)
This adjustment reflects the receipt of the Transaction proceeds of approximately $3.5 billion, net of withholding tax of $270 million and transaction costs of $137 million, including professional fees and costs incurred to satisfy various conditions to closing.  No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Agreement.

j)
This adjustment gives effect to the tax impact of the Transaction.  The tax on the gain generated from the Transaction was partially offset by existing deferred tax assets relating to net operating losses. The remaining tax on the gain was offset by recoverable taxes. The adjustments also give effect to the elimination of the deferred tax assets and deferred tax liabilities attributable to the disposed assets.

k)	This adjustment reflects the estimated gain of $1.8 billion arising from the Transaction, net of taxes of $508 million. This estimated gain has not been reflected in the pro forma consolidated statements of income as it is nonrecurring in nature. The gain includes the estimated currency translation adjustment of $32 million related to the disposed investments.

l)
This adjustment reflects the reinstatement of certain intercompany assets and liabilities that were previously eliminated in consolidation and now will be settled between Bunge and Vale as part of the ongoing operations post Transaction.